UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2012 (July 22, 2012)

BioDrain Medical, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

333-155299	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Mendota Heights, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800              (651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer. Effective July 22, 2012, Joshua Kornberg was appointed by the Board of Directors of BioDrain Medical, Inc. (the “Company”) as the Chief Executive Officer and President of the Company. Mr. Kornberg, age 38, was elected to the Board on March 9, 2012. He was appointed as Interim Chief Executive Officer and President of the Company on April 24, 2012 and served as Interim Chief Financial Officer from April 24, 2012 to July 1, 2012. Mr. Kornberg is a founding partner of APA, a private equity fund based in New York. Mr. Kornberg served as Chief Investment Officer of The Lightstone Group, a national private equity firm and Director of the Lightstone Value Plus REIT, a public company focused on commercial real estate. He worked in the capital markets group at Morgan Stanley, and also served as Vice President at The RREEF Funds, one of the leading global pension fund advisors Mr. Kornberg, together with his affiliates, is a major shareholder of the Registrant.

Mr. Kornberg was appointed to the Board by Dr. Samuel Herschkowitz pursuant to the provisions of an Amended and Restated Note Purchase Agreement, dated as of December 20, 2011, between Dr. Herschkowitz and the Registrant. Mr. Kornberg is a Managing Partner of SOK Partners, LLC, which entered into a Convertible Note Purchase Agreement, dated as of March 28, 2012 with the Registrant. The terms and conditions of these agreements and related arrangements were described in the Company’s Current Report on Form 8-K filed on April 3, 2012 and in Note 10 to the Condensed Financial Statements in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

The Company is negotiating an employment agreement with Messr. Kornberg, who has an annualized base salary of $180,000.

Resignation of Director. Effective July 24, 2012, Chad A. Ruwe due to personal reasons resigned as a member of the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2012

BIODRAIN MEDICAL, INC.

By:	/s/ Joshua Kornberg
Joshua Kornberg
Chief Executive Officer/President